EXHIBIT 99.1

PRESS RELEASE	OLD LINE BANCSHARES, INC.
FOR IMMEDIATE RELEASE	CONTACT: JAMES W. CORNELSEN
September 26, 2014	PRESIDENT AND CHIEF EXECUTIVE OFFICER
(301) 430-2500

OLD LINE BANCSHARES, INC. ANNOUNCES PLANS FOR BRANCH CONSOLIDATION

BOWIE, MD – Old Line Bancshares, Inc. (NASDAQ: OLBK), the parent company of Old Line Bank, today announced plans of the Bank to realign branch offices within its footprint, which includes the closing and consolidation of four branches. The branches to be closed are Crofton Centre, Lexington Park, Solomons and Waldorf Charles County Plaza. All of these branches have existing Old Line Bank branches within close proximity.

The closing of the branches, which is scheduled for December 2014, will result in an estimated pre-tax cost savings of approximately $1.6 million in 2015. One-time charges related to the branch consolidation are estimated to be up to $1.2 million and will be recognized upon closing of the branches.

The planned closings and consolidations are a result of an evaluation that measured near-term growth potential in the current locations as well as the Bank's ability to continue to service clients' needs at nearby locations.

"Making the decision to consolidate branches is never an easy one," said James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares, Inc. "We carefully considered our client needs while maximizing efficiencies and ensuring the future growth of the Bank. Our branch network has more than doubled since 2011. Old Line Bank offers many delivery systems that enable our customers to interact with us and take care of their banking needs. The necessity to have multiple branches in close proximity to one another is just not as important as it used to be for our customers."

"We believe these decisions underscore our commitment to increasing shareholder value, and we are confident in our ability to continue to serve our customers throughout our footprint," Cornelsen concluded.

Old Line Bancshares, Inc. is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line Bank has 23 branches located in its primary market area of suburban Maryland (Washington, D.C. suburbs and Southern Maryland) counties of Anne Arundel, Calvert, Charles, Prince George's and St. Mary's. It also targets customers throughout the greater Washington, D.C. metropolitan area.

The statements in this press release that are not historical facts, in particular the statements with respect to one-time consolidation charges and future savings, constitute a “forward-looking statement” as defined by Federal securities laws. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These statements can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” “anticipates”, “plans” or similar terminology. Actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to, unanticipated consolidation costs, the actions of our competitors and our ability to successfully compete, in particular in retaining customers. Forward-looking statements speak only as of the date they are made. Old Line Bancshares, Inc. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information regarding risks and uncertainties that could affect forward-looking statements Old Line Bancshares, Inc. may make, please refer to the filings made by Old Line Bancshares, Inc. with the U.S. Securities and Exchange Commission available at www.sec.gov.